EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is dated as of October 2, 2006 (the "Effective Date"), by and between Novus Imaging Solutions Inc., a Manitoba corporation (the "Company"), and James Buchanan, an individual (the "Employee").

RECITALS

WHEREAS, BPO Management Services, Inc., a Delaware corporation ("BPOMS") or an affiliate is acquiring all of the shares of the capital stock of the Company pursuant to a Stock Purchase Agreement dated as of September 22, 2006 (the "Stock Purchase Agreement"); and

WHEREAS, Employee owns most of the outstanding shares of the capital stock of the Company that will be sold to BPOMS under the Stock Purchase Agreement; and

WHEREAS, a condition to the closing of such Stock Purchase Agreement is the execution of this Agreement to secure the ongoing services of the Employee pursuant to the terms and conditions set forth herein, and therefore the Employee and the Company intend hereby to enter into an employment agreement as set forth herein; and

WHEREAS, all capitalized terms which are not defined herein will have the meanings provided by the Stock Purchase Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1. **Employment**. During the Interim Period from the Effective Date until the payment in full of the Cash Purchase Price pursuant to the Stock Purchase Agreement, the Employee will continue as the President and CEO of the Company. After the Cash Purchase Price has been paid, the Company will continue to employ the Employee as Vice President of Imaging Solutions. The Employee hereby accepts such employment, on the terms and conditions set forth below.

2. **Term**. The Employee's employment by the Company hereunder shall continue from the Effective Date and shall end **two years** after the last day of the Interim Period (the "**Employment Period**"), but subject to earlier termination upon termination or cessation of the Employee's employment for any reason. The Employment Period may be extended by mutual agreement of the company and the Employee.

3. **Position and Duties.**

   (a) The Employee will work diligently with BPOMS and its affiliate, Adapsys Document Management LP ("ADM") to complete a Company integration plan, which will provide for the integration and consolidation of certain business processes and practices of the Company and ADM's imaging division (formerly

Deines); provided however, it is acknowledged and agreed that the integration will be planned, but will not be fully implemented, until after the Interim Period. The target completion date for such initial integration and completion of the remaining integration plan will be 90 days from the closing of the Stock Purchase Agreement.

(b) During the Employment Period, the Employee shall have such duties, authority and responsibilities that are customary for the positions held by the Employee and such other related duties as requested by the President and CEO (after the Interim Period) and by the Board of Directors of the Company ("Board") from time to time. During the Interim Period the Employee shall report to the Board. After the Interim Period the Employee shall report directly to the President and CEO. Unless otherwise authorized by the Board or, after the Interim Period, by the President and CEO, the Employee shall devote substantially all of his working time, attention and energies during normal business hours (other than absences due to illness or vacation) to the performance of his duties for the Company.

(c) In order to induce the Company to enter into this Agreement, Employee represents and warrants to the Company that (i) Employee is not a party or subject to any employment agreement or arrangement with the Company (other than this Agreement) or with any other person, firm, company, corporation or other business entity; and (ii) Employee is subject to no restraint, limitation or restriction by virtue of any agreement or arrangement, or by virtue of any law or otherwise which would impair Employee's right or ability to enter the employ of the Company or to perform fully his duties and obligations pursuant to this Agreement.

4. **Place of Performance.** During the Employment Period, the locations of employment of the Employee shall be the current principal office location of the Company or other locations within the Winnipeg, Canada metropolitan area.

5. **Compensation and Related Matters.**

(a) Base Salary. Commencing on the Effective Date and thereafter during the Employment Period, the Company shall pay the Employee a base salary at the rate of not less than **$125,000.00** (Canadian dollars) per year ("Base Salary"). The Base Salary shall be paid in approximately equal installments in accordance with the Company's customary payroll practices. The Base Salary shall be subject to annual review by the Board and may be increased at the Board's discretion. If the Base Salary is increased by the Board, such increased Base Salary shall then constitute the Base Salary for all purposes under this Agreement.

(b) Business, Travel and Entertainment Expenses. The Company shall promptly reimburse the Employee for all business, travel and entertainment expenses incurred during the Employment Period with respect to the business or prospective business of the Company, subject to the Company's expense reimbursement policies.

(c) Vacation. During the Employment Period, the Employee shall be entitled to five weeks of vacation per each 12 month period of consecutive employment by the Company.

(d) Group Benefit, Pension and Incentive Benefit Plans. During the Employment Period, the Employee (and his eligible spouse and dependents) shall be entitled to participate in all group benefit plans and programs maintained by the Company from time to time for the benefit of its employees, including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment, travel accident and life insurance plans, programs and arrangements. In addition, during the Employment Period, the Employee shall be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit if its employees.

6. **Termination.** The Employee's employment hereunder may be terminated during the Employment Period under the following circumstances:

(a) Death. The Employee's employment hereunder shall terminate upon his death.

(b) Disability. If, as a result of the Employee's incapacity due to physical or mental illness as determined by a physician selected by the Employee, and reasonably acceptable to the Company, (i) the Employee shall have been substantially unable to perform his duties hereunder for six (6) consecutive months, or for an aggregate of **180** days during any period of twelve consecutive months, ("Disability"), and (ii) within thirty days after written notice (a "Notice of Disability") is given to the Employee after such 6 month or 180 aggregate day period, the Employee shall not have returned to the substantial performance of his duties on a full-time basis, the Company shall have the right to treat the Employee's contract of employment hereunder as being frustrated due to Disability. In such event, the Employee's employment will be deemed to be at an end 30 days after the Notice of Disability is given.

(c) Cause. The Company shall have the right to terminate the Employee's employment for "Cause." For purposes of this Agreement, the Company shall have "Cause" to terminate the Employee's employment only upon the Employee's:

(i) willful gross misconduct or conviction of a felony after the Effective Date that, in either case, results in demonstrable damage to the business or reputation of the Company or BPOMS or which involves any crime or offense involving money or other property of the Company or BPOMS or any of their respective affiliates or subsidiaries; or

(ii) refusal to perform, or willful breach or neglect of the performance of any of his duties or obligations hereunder and continued failure to perform his duties hereunder within **ten** business days after the President or the Board

delivers to him a written demand for performance that specifically identifies the actions to be performed; or

(iii) breach of Section 3(a) or 3(b) of this Agreement; or

(iv) Employee's performance of any act or his failure to act, for which if Employee were prosecuted and convicted, a crime or offense involving money or property of the Company or BPOMS or any of their affiliates or subsidiaries, or which would constitute a felony in the jurisdiction involved, would have occurred; or

(v) any attempt by Employee to improperly secure any personal profit in connection with the business of the Company or BPOMS or any of their respective affiliates or subsidiaries; or

(vi) chronic alcoholism or drug addiction; or

(vii) any breach by Employee of the terms of Section 9 or Section 10 of this Agreement.

Cause shall not exist unless and until the Company has delivered to the Employee written notice from the Board specifying the particulars thereof in detail.

(d) Without Cause. After the Interim Period, the Company shall have the right to terminate the Employee's employment hereunder without Cause by providing the Employee with a Notice of Termination (provided however, this provision will not apply if the Employee is absent from work due to Disability).

(e) Change of Control. The Company may elect to terminate the Employee's employment hereunder upon a Change of Control Event. A **Change of Control Event** means any of the following:

(i) the acquisition of BPOMS or the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation) other than a transaction or series of transactions in which the holders of the voting securities of BPOMS outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of BPOMS or such surviving entity outstanding immediately after such transaction or series of transactions, or any transaction whereby BPOMS no longer directly or indirectly holds more than 50% of the total voting power of the Company; (and for greater certainty, the parties acknowledge that the proposed transaction between BPOMS and netGuru Inc. will not constitute a Charge of Control Event), or

(ii) sale of 80% or more of the assets of the Company or BPOMS.

7. **Termination Procedure.**

(a) Notice of Termination. Any termination of the Employee's employment by the Company or by the Employee during the Employment Period (other than pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under that provision.

(b) Date of Termination. "Date of Termination" shall mean

(i) if the Employee's employment is terminated by his death, the date of his death,

(ii) if the Employee's employment is terminated pursuant to Section 6(b), thirty (30) days after the date of receipt of the Notice of Disability (provided that the Employee does not return to the substantial performance of his duties on a full-time basis during such thirty (30) day period), and

(iii) if the Employee's employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such Notice of Termination.

8. **Compensation upon Termination or During Disability**. In the event the Employee's employment terminates during the Employment Period or his employment is deemed to be at an end due to Disability, the Company shall provide the Employee with the payments and benefits set forth below. The Employee acknowledges and agrees that the payments set forth in this Section 8 constitute liquidated damages for termination of his employment during the Employment Period or constitutes the Company's sole obligation in respect of the Employee's Disability, as the case may be.

(a) Termination by Company without Cause or Due to a Change of Control Event. If the Employee's employment is terminated by the Company without Cause (other than death or Disability) or the Company elects to terminate Employee's employment due to a Change of Control Event:

(i) the Company shall pay to the Employee: (A) on or before the Date of Termination, a lump sum payment equal to the sum of all accrued and unpaid Base Salary and accrued unpaid vacation pay through the Date of Termination; and (B) Base Salary for the remainder of the Employment

Period, payable in installments in accordance with the Company's customary payroll procedures and subject to any applicable withholdings;

(ii) the Company shall, consistent with past practice, reimburse the Employee pursuant to Section 5(c) for business expenses incurred but not paid prior to such termination of employment; and

(iii) the Employee shall be entitled to any other rights, compensation and/or benefits as may be due to the Employee in accordance with the terms and provisions of any agreements, plans or programs of the Company.

The payments and benefits provided for as subclause (A) of clause (i) above and in clause (ii) above are hereinafter referred to as the "**Accrued Obligations**."

(b) Termination by the Company for Cause or Termination by Employee. If the Employee's employment is terminated by the Company for Cause or by the Employee, then the Company shall provide the Employee with his Accrued Obligations and shall have no further obligation to the Employee hereunder except for the benefits provided under any other agreements, plans or programs of the Company.

(c) Disability. During any period that the Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), the Employee shall continue to receive his full Base Salary set forth in Section 5(a) until his employment is deemed to be at an end pursuant to Section 6(b). In the event the Employee's employment is deemed to be at an end due to Disability pursuant to Section 6(b), the Company shall pay the Accrued Obligations through the Date of Termination and shall have no further obligations to the Employee hereunder except for Accrued Obligations and except that the Company will continue to pay premiums and otherwise maintain in effect all disability benefits and other extended health benefit plans for the Employee through to the end of the Employment Period.

(d) Death. If the Employee's employment is terminated by his death, the Company shall pay the Accrued Obligations through the Date of Termination and shall have no further obligations hereunder except for any benefits such as life insurance and any other benefits otherwise available to Employee or his family under insurance or other employee benefit plans.

9. **Confidential Information.**

(a) Confidential Information. Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, the Employee shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case the Employee shall cooperate with the Company in obtaining a protective order at the Company's expense

against disclosure by a court of competent jurisdiction), communicate, to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform his duties hereunder, any trade secrets, confidential information, knowledge or data relating to the Company, BPOMS, any of the Company's or BPOMS' affiliates or any businesses or investments of the Company, BPOMS, or its affiliates, obtained by the Employee during the Employee's employment by the Company that is not generally available public knowledge (other than by acts by the Employee in violation of this Agreement.)

(b) Injunctive Relief. In the event of a breach or threatened breach of this Section 9, the Employee agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Employee acknowledging that damages would be inadequate and insufficient.

10. **Assignment of Inventions.**

(a) Definitions.

"Trade Secret" shall mean information, including a formula, a pattern, compilation, program, device, method, treatment, therapy, material or process that; (a) derives independent economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secret includes any such information arising while the Employer was employed by the Company prior to the date hereof.

"Inventions" shall mean discoveries, concepts, innovations and ideas, (regardless of whether they are ever awarded letters patent, trademark, copyright or are ever determined to be eligible for the issuance of such award(s), made developed or conceived by the Employee, whether solely or jointly, which specifically relate(s) to the Company's business, including but not limited to confidential information and related devices, products, services, data, processes, methods, software, formulae, statistics, strategies and techniques, as well as improvements thereof or know-how related thereto, concerning, related to, based upon or arising from any past, present or known prospective activities of the Company or BPOMS or any of its affiliates (together with the Company, the "Related Companies") or activities of the employee at the Related Companies and anything else previously unknown (whether in whole or in part) which provides the Related Companies with a competitive advantage. Inventions include any such discoveries and information developed while the Employee was employed by the Company prior to the date hereof.

(b) During his employment by the Company (including his employment prior to the date hereof), all Inventions made by the Employee have become and shall be the sole and exclusive property of the Company, and the Employee agrees to perform

the provisions of this Section without the payment by the Company of any royalty or any consideration therefore whatsoever, other than the regular compensation paid to the Employee in his capacity as an Employee. The Company shall have the royalty-free right to use in its business, and to make, use and sell products, processes and/or services derived from any Inventions, as well as improvements thereof or know-how related thereto, which are conceived or made by the Employee during the period he is engaged by the Company or with the use or assistance of the Company's facilities, materials or personnel. The Employee waives all moral rights he may have in any Inventions.

(c) The Employee will not assert any rights under any Inventions as having been made or acquired by him prior to his being employed by the Company (either under this Agreement or prior to the execution of this Agreement) or during the term of his employment if based on or otherwise related to the business, Trade Secrets or other professional or confidential information of the Company.

(d) All Inventions based on or related to any Related Company's business, Trade Secrets, or other professional or confidential information, which the Employee makes, discovers or conceives, shall be the sole property of the Company. In the event that the Employee develops and/or conceives of an Invention, he shall notify the Company of such an Invention. At such time, the Employee shall apply, at the Company's request and expense, for any and all letters patent or copyrights domestic and/or foreign as the Company, in its sole discretion may desire, either in the Employee's name or otherwise as the Company shall desire and so designate.

(e) The Employee hereby assigns to the Company or to any person or entity designated by the Company any and all of his rights to such Inventions, and to applications for Canadian and/or foreign letters patent, trade or other marks, or copyrights and to Canadian and/or United States and/or foreign letters patent, trademarks or copyrights granted upon such Inventions. The Employee also agrees to promptly execute written assignments of all his rights in any and all modifications, continuations, continuations in part, divisions, extensions, and any and all other lineages of said patent(s) and/or copyright(s) and trademark(s) which relate to such Inventions to the Company, or its designee, and further agrees to sign and properly execute any and all such necessary and lawful papers as the Company requires, at the Company's sole discretion and expense, to carry out such assignments and for filing and prosecuting domestic and/or foreign patent, copyright and/or trademark applications. The Employee also agrees to perform such further acts, which may be required to carry out the intent of this Agreement.

(f) Any and all developments or inventions made outside of the scope, direction, influence or intent of the definition of Inventions made herein, shall remain the sole and exclusive property of the Employee, except that the Company shall have "shop rights" for the royalty-free use of any and all such inventions developed independently by Employee.

(g) The Employee shall acknowledge and deliver promptly to the Company or to any person or entity designated by the Company without charge to the Company but at its expense such written instruments (including applications and assignments) and do such other acts, such as giving testimony, as may be necessary in the opinion of the Company to obtain, maintain, extend, reissue and enforce any and all Canadian and/or United States or foreign letters patent, trademark(s) and copyright(s) relating to the Inventions and to vest the entire right and title thereto in the Company or its nominee. The Employee acknowledges and agrees that any copyright developed or conceived of by the Employee during the term of Employee's engagement which is related to the business of the BPOMS shall be a "work for hire" under the copyright laws of the United States and other applicable jurisdictions.

11. **Successors; Binding Agreement.** The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns. This Agreement, and the Employee's rights and obligations hereunder, may not be assigned by the Employee. The Company shall be permitted to assign this Agreement and its rights, together with its obligations, hereunder, in connection with any sale, transfer or other disposition of all or substantially all of the assets acquired in the Acquisition, whether by merger, consolidation, or otherwise, provided the assignor agrees to accept such assignment.

12. **Notice.** For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee: At his residence address most recently filed with the Company.

If to the Company:

Novus Imaging Solutions, Inc.
c/o BPO Management Services, Inc.
Attention: Patrick Dolan and Jim Cortens
c/o Jack T. Cornman, Esq.
Cornman & Swartz
19800 MacArthur Blvd., Suite 820
Irvine, CA 92612
United States
Facsimile: 949 224 1505

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13. **Miscellaneous**. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by the Employee and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder of this Agreement shall survive the Employee's termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. In the event that any provision of this Agreement shall be held by a court of proper jurisdiction to be indefinite, invalid or otherwise unenforceable, the entire Agreement shall not fail on account thereof, but the balance of the Agreement shall continue in full force and effect.

14. **Law; Venue**. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Province of Manitoba, without regard to its conflicts of law principles, and except for any law, rule or principle which might require application of the substantive law of another jurisdiction. The Employee hereby submits to the personnel jurisdiction of the courts located in the Province of Manitoba.

15. **Validity**. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16. **Counterparts**. This Agreement may be executed in one or more counterparts and by facsimile, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17. **Entire Agreement**. This Agreement, set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter hereto.

18. **Withholding**. All payments hereunder shall be subject to any required withholding of Canadian, Federal, provincial and local taxes pursuant to any applicable law or regulation.

19. **Section Headings.** The section headings in this Employment Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

Novus Imaging Solutions Inc.

By: ______________________
Name: Jim Cortens
Title: President

Employee:

____
James Buchanan

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